Exhibit 99.1

EZCORP ANNOUNCES SECOND QUARTER RESULTS
Delivers Earnings in Upper Half of Guidance Range
AUSTIN, Texas (April 30, 2013) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced results for its second fiscal quarter ended March 31, 2013.
For the quarter, total revenues were $272 million, a record for the Company. Net income was $34 million, and earnings per share were $0.63, within the Company's previously announced guidance range of $0.60 to $0.65.
EZCORP continued to execute its growth strategy of developing new stores, new channels and new products:

•
New Stores — During the quarter, the Company opened 39 de novo locations, bringing total de novo stores opened in the first half of fiscal 2013 to 114. Including the 32 stores acquired during the first quarter, the Company has added 146 new locations so far this fiscal year. Combined, these locations, as well as the 153 other de novo locations opened in fiscal 2011 and 2012, are performing ahead of the Company's pro forma expectations.

•
New Channels — The Company continues to develop and grow its payroll withholding lending business in Mexico through its Grupo Finmart subsidiary (doing business under the names "Crediamigo" and "Adex"), where total loans outstanding were up 37% year-over-year. And in the first full quarter since acquisition, the Company's U.S. online lending business more than doubled its total loans outstanding and is now offering loan products in five states. At quarter end, over 70% of the Company's non-pawn loan balances were attributable to payroll withholding and online lending.

•
New Products — The Company continues to develop new short-term loan products to respond to customer demand and preferences and to address regulatory changes. In addition, the Company is now offering Western Union services in almost 650 locations in the United States and Canada, with roll-out to the remaining locations to be completed in the third quarter.

Consolidated Financial Highlights — Second quarter of fiscal 2013 vs. prior year quarter

•
Total revenues were $272 million, up 6%, largely attributable to the acquisition of controlling interests in Grupo Finmart at the end of January 2012 and Cash Genie in April 2012 and the inclusion of 100% of their revenues in EZCORP's consolidated revenues.

•
Net income was $34 million, down 9%, primarily attributable to the continuing challenging gold and jewelry environment. Excluding the impact of gold scrap, net income was up 6% compared to the prior year quarter. The Company estimates the change in gold metrics (price and volume) from the prior year quarter caused a deterioration of approximately $10 million in consolidated net revenues. The Company has provided supplemental information regarding the impact of the gold environment in the Investor Relations section of its website (www.ezcorp.com).

This decrease in net income follows a 22% year-over-year net income decline in the first quarter, and reflects expected improvement in trajectory largely attributable to the following:

▪
The drag associated with the 111 de novo stores opened during the nine months ended December 31, 2012 improved during the quarter, as these stores approach profitability in line with the pro forma operating model.

▪
Investments in IT and other infrastructure improvements, including decision science models and tools, led to direct improvements in bad debt and inventory management and other operational efficiencies, and contributed to the Company's ability to develop new products and services.

▪	Aggressive expense management led to significant quarter-over-quarter improvement in corporate administrative expenses.

•
The Company ended the quarter with $389 million in earning assets, an increase of 25%, driven primarily by increases in consumer loans in Mexico, as well as inventory and pawn loans in the U.S. and Mexico. Earning assets consist of pawn loans, consumer loans and inventory on the balance sheet, combined with CSO loans not on the balance sheet.

•	Cash and cash equivalents, including restricted cash, at quarter-end were $43 million, with debt of $172 million, including $98 million Crediamigo third party debt, which is non-recourse to EZCORP.
U.S. & Canada — Strong Growth in Loan Balances

•
De Novo Growth — During the quarter, the Company added 12 new locations in the U.S. & Canada segment. During the first half of fiscal 2013, the Company added a total of 75 locations in the U.S & Canada segment, consisting of 22 pawn stores and 53 financial services locations.

•
Pawn — The Company's U.S. Pawn & Retail business, consisting of 499 stores in 21 states, continued to perform well in a challenging gold and jewelry environment. Excluding the impact of expected declines in the gold scrapping business, the core pawn loan and merchandise sales business posted solid year-over-year gains.

▪
Pawn loan balances were $120 million at quarter end, reflecting 10% growth in total and 3% on a same store basis. The overall pawn loan portfolio continues to reflect the ongoing shift to general merchandise collateral, with general merchandise loan balances up 12% in total and 9% on a same store basis. Even in the challenging gold and jewelry environment, jewelry loan balances increased 3% in total and 1% on a same store basis, and jewelry continues to constitute approximately two-thirds of the total loan portfolio.

▪
Pawn service charges increased 8% in total and 3% on a same store basis. This increase is largely attributable to operational efficiencies driven by infrastructure investments the Company has been making for the past several quarters.

▪	Redemption rates were 84%, up from 83% a year ago. The jewelry redemption rate increased 100 basis points to 87%, while the general merchandise redemption rate decreased 100 basis points to 78%.

▪	Merchandise sales increased 2% in total, but decreased 4% on a same store basis. These results reflect the continuing softness in the jewelry retail market, as well as the delay in this

2 of 12

year's federal tax refunds. Gross margin on merchandise sales was 41%, which was flat to the same quarter last year.

•
Financial Services — The U. S. financial services business now consists of 490 storefront locations in 16 states and online lending in five states. The Company is now offering financial services products, in storefronts, online or both, in a total of 17 states.

▪
Total loan balances were $38 million, up 13%. Customers continued to shift from first generation loan products (traditional payday and installment loans) to second generation single payment, multiple payment and auto title loan products. Balances related to these products increased approximately 57%, driven by auto title loans. In a challenging regulatory environment, loan balances in Texas grew 7%. Total loan balances outside of Texas grew 17%, driven by new locations and new products.

▪
Fees were $42 million, up 3%, reflecting loan growth in new states and the addition of online lending, somewhat offset by the shift to lower-yielding products and the challenging regulatory environment in Texas.

▪	Bad debt as a percentage of fees was 15%, up 150 basis points, driven by the growth in new stores and new products, as well as higher bad debt experience from online generated loans.

▪	The profitability of the financial services business was negatively impacted by approximately $1 million during the quarter as a result of ordinances enacted in Dallas, San Antonio and Austin.

•
Online Lending — As expected, the U.S. online business negatively impacted earnings per share by $0.03 during the second quarter. The Company expects a similar earnings drag in the third quarter, but expects that the business will cross over to profitability by the end of the fiscal year. During the second quarter, the U.S. online business more than doubled its loan book and increased its average loan size. The Company is now offering online loans in five states and is on track to be offering online loan products in 12 to 15 states by the end of the fiscal year.

Latin America — Strong Increase in Segment Contribution
Contribution from the Latin America segment increased 133% and now accounts for over 10% of consolidated segment contribution, up from less than 4% a year ago.

•
Pawn — Empeño Fácil, the Company's Mexico pawn operation, continued its strong performance. At the end of the quarter, the Company operated 277 pawn stores in Mexico, 72 of which have been open less than 12 months. Full-line format locations (which make up 81% of all Empeño Fácil locations), regardless of age, are running well ahead of the Company's investment model.

▪	During the quarter, Empeño Fácil added 23 new de novo locations for a total of 47 during the first half of the fiscal year.

▪
Pawn loan balances grew to $19 million, up 39% in total and 21% on a same store basis. General merchandise loan balances grew 48% in total and 25% on a same store basis, while jewelry loan balances decreased 11% in total and 24% on a same store basis. General merchandise loans now comprise 84% of Empeño Fácil's pawn loan portfolio, up from 79% last year.

3 of 12

▪	Pawn service charges increased 36% in total and 17% on a same store basis, reflecting significant operational improvements from the Company's increasingly experienced Mexican storefront teams.

▪	Merchandise sales increased 37% in total and 12% on a same store basis. Gross margin on merchandise sales was 41%, down 190 basis points from a year ago, reflecting more aggressive pricing.

•
Payroll Withholding Lending — Grupo Finmart, the Company's Mexico payroll withholding lending business (now doing business under two names, Crediamigo and Adex), continues to gain market share through the addition of new contracts and increased contract penetration.

▪	Total loan balances at the end of the quarter were $91 million, up 37%.

▪	Grupo Finmart added four new employer contracts during the quarter, and has increased its contract penetration rates by 500% since March 31, 2012.

▪	Net revenues were $13 million in the quarter, with bad debt as a percentage of fees less than 1%.
Other International — Highlighted by Cash Converters International's Strong Performance

•
In February, Cash Converters International Limited, the Company's strategic affiliate in Australia, announced that it had achieved a 39% increase in net income during the first half of its fiscal 2013 (ended December 31, 2012), which resulted in a 43% contribution increase to EZCORP's results in its second quarter (ended March 31, 2013). The net income increase was due principally to strong growth in Cash Converters International's personal loan business in Australia and the U.K.

•
Albemarle & Bond Holdings PLC, the Company's strategic affiliate in the U.K., announced a 31% decrease in net income during the first half of its fiscal 2013 (ended December 31, 2012), mainly due to a reduction in gold buying profits. In addition, Albemarle & Bond recently announced that it expected profits for the full year (ending June 30, 2013) to be materially below current market expectations, citing further reductions in gold buying profits and pressure on its pawn loan business due to the challenging gold environment and increased competition.

•
The Company's combined equity investments in Cash Converters International and Albemarle & Bond generated a 10% decrease in earnings attributable to EZCORP for the quarter, as compared to the same period last year.

CEO Commentary
Paul Rothamel, EZCORP's President and Chief Executive Officer, stated: "The second quarter shows the trajectory that we originally planned this year. Our year-over-year earnings decline moderated significantly during the quarter, and we expect to deliver year-over-year earnings growth by the end of the year and to return to double-digit earnings growth next year. This improvement is the direct result of investments we have made to deliver new stores, new channels and new products, and we believe those investments will continue to pay off in the form of net income growth."

4 of 12

Company Outlook
The Company affirms its fiscal 2013 earnings per share guidance of $2.55 to $2.80, and currently expects earnings per share for the third quarter of fiscal 2013 to be between $0.47 and $0.52. The Company believes its performance, in year-over-year comparison terms, will improve each quarter for the rest of fiscal 2013, and expects to return to year-over-year earnings growth in the second half of the year. A continuation of the challenging gold environment and the unfavorable financial services regulatory environment in Texas will likely lead to earnings in the lower end of the guidance range.
About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers, employing approximately 7,800 teammates and operating over 1,400 Company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name “Crediamigo” and "Adex"), a leading provider of payroll deduction loans in Mexico; in Ariste Holding Limited (doing business under the names “Cash Genie”), a leading provider of online loans in the U.K.; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company's expected operating and financial performance for future periods, including expected future earnings and growth rates. These statements are based on the Company's current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry, fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, and consumer demand for the Company's services and merchandise. For a discussion of these and other factors affecting the Company's business and prospects, see the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
www.ezcorp.com

5 of 12

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenues:
Merchandise sales	$100,906	$94,997	$196,488	$181,891
Jewelry scrapping sales	43,568	53,175	89,493	109,578
Pawn service charges	62,594	56,444	128,618	116,236
Consumer loan fees	62,310	50,319	127,075	95,407
Other revenues	2,696	1,343	7,526	2,039
Total revenues	272,074	256,278	549,200	505,151
Merchandise cost of goods sold	59,177	55,880	114,678	104,276
Jewelry scrapping cost of goods sold	30,092	32,310	62,291	67,734
Consumer loan bad debt	8,880	6,466	22,954	17,491
Net revenues	173,925	161,622	349,277	315,650
Operating expenses:
Operations	105,547	86,624	212,809	169,182
Administrative	8,603	11,998	22,274	23,652
Depreciation and amortization	8,763	7,259	16,415	12,514
(Gain) loss on sale or disposal of assets	13	27	42	(174)
Total operating expenses	122,926	105,908	251,540	205,174
Operating income	50,999	55,714	97,737	110,476
Interest income	(138)	(314)	(316)	(353)
Interest expense	3,891	2,560	7,706	3,150
Equity in net income of unconsolidated affiliates	(4,125)	(4,577)	(9,163)	(8,738)
Other (income) expense	405	802	(96)	(317)
Income before income taxes	50,966	57,243	99,606	116,734
Income tax expense	16,086	19,870	32,571	40,009
Net income	34,880	37,373	67,035	76,725
Net income attributable to redeemable noncontrolling interest	899	112	2,337	112
Net income attributable to EZCORP, Inc.	$33,981	$37,261	$64,698	$76,613

Net income per common share: Diluted	$0.63	$0.73	$1.22	$1.51
Weighted average shares outstanding: Diluted	54,252	51,069	53,172	50,887

6 of 12

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$41,443	$46,674
Cash, restricted	1,204	930
Pawn loans	138,380	122,305
Consumer loans, net	36,596	24,275
Pawn service charges receivable, net	25,388	22,296
Consumer loan fees receivable, net	33,507	24,551
Inventory, net	116,517	87,834
Deferred tax asset	15,716	18,228
Income tax receivable	3,079	2,351
Prepaid expenses and other assets	42,421	34,474
Total current assets	454,251	383,918
Investments in unconsolidated affiliates	147,232	120,056
Property and equipment, net	118,979	95,044
Restricted cash, non-current	2,197	—
Goodwill	432,124	324,281
Intangible assets, net	61,487	38,804
Non-current consumer loans, net	77,414	56,632
Other assets, net	20,723	8,792
Total assets	$1,314,407	$1,027,527
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$34,912	$22,849
Current capital lease obligations	533	—
Accounts payable and other accrued expenses	63,298	58,110
Other current liabilities	36,096	16,723
Customer layaway deposits	8,191	7,193
Total current liabilities	143,030	104,875
Long-term debt, less current maturities	137,376	108,084
Long-term capital lease obligations	648	—
Deferred tax liability	10,104	8,455
Deferred gains and other long-term liabilities	15,080	13,487
Total liabilities	306,238	234,901
Temporary equity:
Redeemable noncontrolling interest	52,982	36,908
Stockholders’ equity	955,187	755,718
Total liabilities and stockholders’ equity	$1,314,407	$1,027,527

7 of 12

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended March 31, 2013
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$87,048	$13,858	$—	$100,906
Jewelry scrapping sales	40,671	2,897	—	43,568
Pawn service charges	54,512	8,082	—	62,594
Consumer loan fees	43,825	11,842	6,643	62,310
Other revenues	1,620	217	859	2,696
Total revenues	227,676	36,896	7,502	272,074
Merchandise cost of goods sold	51,167	8,010	—	59,177
Jewelry scrapping cost of goods sold	27,663	2,429	—	30,092
Consumer loan bad debt	6,864	(661)	2,677	8,880
Net revenues	141,982	27,118	4,825	173,925
Segment expenses:
Operations	85,477	16,401	3,669	105,547
Depreciation and amortization	4,909	1,771	143	6,823
(Gain) loss on sale or disposal of assets	(1)	14	—	13
Interest (income) expense, net	15	2,802	(1)	2,816
Equity in net income of unconsolidated affiliates	—	—	(4,125)	(4,125)
Other income	(1)	(315)	—	(316)
Segment contribution	$51,583	$6,445	$5,139	$63,167
Corporate expenses:
Administrative				8,603
Depreciation and amortization				1,940
Interest expense, net				937
Other expense				721
Income before taxes				50,966
Income tax expense				16,086
Net income				34,880
Net income attributable to redeemable noncontrolling interest				899
Net income attributable to EZCORP, Inc.				$33,981

8 of 12

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended March 31, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$85,498	$9,499	$—	$94,997
Jewelry scrapping sales	49,414	3,761	—	53,175
Pawn service charges	50,505	5,939	—	56,444
Consumer loan fees	42,806	7,383	130	50,319
Other revenues	1,219	124	—	1,343
Total revenues	229,442	26,706	130	256,278
Merchandise cost of goods sold	50,499	5,381	—	55,880
Jewelry scrapping cost of goods sold	29,537	2,773	—	32,310
Consumer loan bad debt	5,878	508	80	6,466
Net revenues	143,528	18,044	50	161,622
Segment expenses:
Operations expense	75,364	11,090	170	86,624
Depreciation and amortization	3,390	2,404	14	5,808
Loss on sale or disposal of assets	25	2	—	27
Interest expense, net	—	1,769	—	1,769
Equity in net income of unconsolidated affiliates	—	—	(4,577)	(4,577)
Other expense	909	13	—	922
Segment contribution	$63,840	$2,766	$4,443	$71,049
Corporate expenses:
Administrative				11,998
Depreciation and amortization				1,451
Interest expense, net				477
Other income				(120)
Income before taxes				57,243
Income tax expense				19,870
Net income				37,373
Net income attributable to redeemable noncontrolling interest				112
Net income attributable to EZCORP, Inc.				$37,261

9 of 12

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Six Months Ended March 31, 2013
	U.S. & Canada	Latin America	Other International	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$167,513	$28,975	$—	$196,488
Jewelry scrapping sales	82,813	6,680	—	89,493
Pawn service charges	112,722	15,896	—	128,618
Consumer loan fees	89,784	23,719	13,572	127,075
Other revenues	4,414	1,871	1,241	7,526
Total revenues	457,246	77,141	14,813	549,200
Merchandise cost of goods sold	97,899	16,779	—	114,678
Jewelry scrapping cost of goods sold	56,820	5,471	—	62,291
Consumer loan bad debt	18,345	(1,709)	6,318	22,954
Net revenues	284,182	56,600	8,495	349,277
Segment expenses:
Operations	172,920	32,142	7,747	212,809
Depreciation and amortization	9,011	3,446	219	12,676
Loss on sale or disposal of assets	28	14	—	42
Interest (income) expense, net	32	5,415	(1)	5,446
Equity in net income of unconsolidated affiliates	—	—	(9,163)	(9,163)
Other income	(5)	(295)	(69)	(369)
Segment contribution	$102,196	$15,878	$9,762	$127,836
Corporate expenses:
Administrative				22,274
Depreciation and amortization				3,739
Interest expense, net				1,944
Other expense				273
Income before taxes				99,606
Income tax expense				32,571
Net income				67,035
Net income attributable to noncontrolling interest				2,337
Net income attributable to EZCORP, Inc.				$64,698

10 of 12

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Six Months Ended March 31, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
	(in thousands)
Revenues:
Merchandise sales	$162,050	$19,841	$—	$181,891
Jewelry scrapping sales	102,280	7,298	—	109,578
Pawn service charges	104,875	11,361	—	116,236
Consumer loan fees	87,818	7,383	206	95,407
Other revenues	1,795	244	—	2,039
Total revenues	458,818	46,127	206	505,151
Merchandise cost of goods sold	93,950	10,326	—	104,276
Jewelry scrapping cost of goods sold	62,687	5,047	—	67,734
Consumer loan bad debt	16,768	508	215	17,491
Net (losses) revenues	285,413	30,246	(9)	315,650
Segment expenses:
Operations	150,358	18,056	768	169,182
Depreciation and amortization	6,613	3,174	36	9,823
(Gain) loss on sale or disposal of assets	(175)	1	—	(174)
Interest expense, net	4	1,733	—	1,737
Equity in net income of unconsolidated affiliates	—	—	(8,738)	(8,738)
Other (income) expense	(151)	16	(64)	(199)
Segment contribution	$128,764	$7,266	$7,989	$144,019
Corporate expenses:
Administrative				23,652
Depreciation and amortization				2,691
Interest expense, net				1,060
Other income				(118)
Income before taxes				116,734
Income tax expense				40,009
Net income				76,725
Net income attributable to noncontrolling interest				112
Net income attributable to EZCORP, Inc.				$76,613

11 of 12

EZCORP, Inc.
Store Count Activity

	Three Months Ended March 31, 2013
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	1,050	319	—	1,369	10
De novo	12	27	—	39	—
Acquired	—	—	—	—	—
Sold, combined or closed	(4)	(1)	—	(5)	(1)
End of period	1,058	345	—	1,403	9

	Three Months Ended March 31, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	950	192	—	1,142	12
De novo	8	13	—	21	—
Acquired	15	45	—	60	—
Sold, combined or closed	(3)	—	—	(3)	—
End of period	970	250	—	1,220	12

	Six Months Ended March 31, 2013
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	987	275	—	1,262	10
De novo	63	51	—	114	—
Acquired	12	20	—	32	—
Sold, combined or closed	(4)	(1)	—	(5)	(1)
End of period	1,058	345	—	1,403	9

	Six Months Ended March 31, 2012
	Company-owned Stores
	U.S. & Canada	Latin America	Other International	Consolidated	Franchises
Beginning of period	933	178	—	1,111	13
De novo	8	27	—	35	—
Acquired	40	45	—	85	—
Sold, combined or closed	(11)	—	—	(11)	(1)
End of period	970	250	—	1,220	12

12 of 12